Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Southern Company and the effectiveness of Southern Company's internal control over financial reporting dated February 25, 2008 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning accounting changes), appearing in the Annual Report on Form 10-K of Southern Company for the year ended December 31, 2007, and our report dated June 28, 2007 appearing in the Annual Report on Form 11-K of the Southern Company Employee Savings Plan for the year ended December 31, 2006.

/s/Deloitte & Touche LLP

Atlanta, Georgia

February 25, 2008